                                                  ------------------------------
                                                          OMB  APPROVAL
                                                  ------------------------------
                                                  OMB NUMBER:          3235-0362
                                                  EXPIRES:      JANUARY 31, 2005
                                                  ESTIMATED  AVERAGE  BURDEN
                                                  HOURS  PER  RESPONSE1.0
                                                  ------------------------------

                UNITED  STATES  SECURITIES  AND  EXCHANGE  COMMISSION
                              WASHINGTON,  DC  20549

                                     FORM  5

               ANNUAL  STATEMENT  OF  CHANGES  IN  BENEFICIAL  OWNERSHIP

    FILED  PURSUANT  TO  SECTION  16(A)  OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION  17(A)  OF  THE  PUBLIC  UTILITY  HOLDING  COMPANY ACT OF 1935 OR
               SECTION  30(H)  OF  THE  INVESTMENT  COMPANY  ACT  OF  1940

|_| CHECK BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).

|_|  FORM  3  HOLDINGS  REPORTED

|X|  FORM  4  TRANSACTIONS  REPORTED

________________________________________________________________________________
1.   NAME  AND  ADDRESS  OF  REPORTING  PERSON*

                              RECTOR,  DAVID
          -------------------------------------------------------------
                             (LAST)  (FIRST)  (MIDDLE)

                             1640  TERRACE  WAY
          -------------------------------------------------------------
                                    (STREET)

                          WALNUT  CREEK,  CA  94596
          -------------------------------------------------------------
                              (CITY)  (STATE)  (ZIP)
________________________________________________________________________________
2.   ISSUER  NAME  AND  TICKER  OR  TRADING  SYMBOL

                   AMALGAMATED  TECHNOLOGIES,  INC.  (AGMN)
________________________________________________________________________________
3.   I.R.S.  IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


________________________________________________________________________________
4.   STATEMENT  FOR  MONTH/YEAR

                               DECEMBER  2002
________________________________________________________________________________
5.   IF  AMENDMENT,  DATE  OF  ORIGINAL  (MONTH/YEAR)


________________________________________________________________________________

6.   RELATIONSHIP  OF  REPORTING  PERSON(S)  TO  ISSUER
     (CHECK  ALL  APPLICABLE)

     |X|  DIRECTOR                                |X|  10%  OWNER
     |X|  OFFICER  (GIVE  TITLE  BELOW)           |_|  OTHER  (SPECIFY  BELOW)

     TITLE:
________________________________________________________________________________
7.   INDIVIDUAL  OR  JOINT/GROUP  FILING
     (CHECK  APPLICABLE  LINE)

     |X|  FORM  FILED  BY  ONE  REPORTING  PERSON
     |_|  FORM  FILED  BY  MORE  THAN  ONE  REPORTING  PERSON
________________________________________________________________________________


================================================================================
           TABLE  I  --  NON-DERIVATIVE  SECURITIES  ACQUIRED,  DISPOSED  OF,
                             OR  BENEFICIALLY  OWNED
================================================================================

                                                                                                5.             6.
                                                                 4.                             Amount of      Owner-
                                                                 Securities Acquired (A) or     Securities     ship
                                       2A.          3.           Disposed of (D)                Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)            Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------ at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)            of Issuer's    Indirect  Beneficial
Title of Security           Date       any                                       or             Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price   (Instr. 3 & 4) (Instr.4) (Instr.4)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001
   par value              7/22/02                    A        10,000,000(1)      (A)     $.001     217,392        (D)
Common Stock, $.0001
   Par value              12/17/02                   A         2,230,351         (A)     $.001   2,230,351        (D)


===================================================================================================================================

*    IF  THE  FORM  IS  FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTRUCTION
     4(B)(V).

(1) THESE SHARES WERE REDUCED TO 217,392 SHARES AS THE RESULT OF THE ISSUER'S 46:1 REVERSE STOCK SPLIT EFFECTED IN OCTOBER 2002.

================================================================================
TABLE  II  -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G.,  PUTS,  CALLS,  WARRANTS,  OPTIONS,  CONVERTIBLE  SECURITIES)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)   ity     yy)      yy)               (A)  (D)      cisable  Date     Title     Shares  5)      4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------




===================================================================================================================================

EXPLANATION  OF  RESPONSES:






/S/  DAVID  RECTOR                                           2/11/03
---------------------------------------------            -----------------------
      **SIGNATURE  OF  REPORTING  PERSON                             DATE

** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.

     SEE  18  U.S.C.  1001  AND  15  U.S.C.  78FF(A).

NOTE:  FILE  THREE  COPIES  OF  THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
       IF  SPACE  PROVIDED  IS  INSUFFICIENT,  SEE  INSTRUCTION 6 FOR PROCEDURE.